EXHIBIT 99.1

CERTAIN CLOSED END FUNDS ADVISED BY WESTERN ASSET MANAGEMENT COMPANY ANNOUNCE NEW DIRECTORS/TRUSTEES AND OFFICER

New York – (Business Wire) – May 28, 2013

Western Asset Income Fund (NYSE: PAI), and

Western Asset Premier Bond Fund (NYSE: WEA) (together, the “Funds”).

The Funds announced today the retirement of R. Jay Gerken as Director/Trustee of the Funds and as Chief Executive Officer and President of the Funds, effective May 22, 2013. Mr. Gerken served as a Director/Trustee for the Funds since 2006 and as President since 2007.

The stockholders of PAI elected Robert Abeles, Jr. and Kenneth D. Fuller as new Directors of PAI, effective May 22, 2013. The shareholders of WEA elected Robert Abeles, Jr. as a new Trustee of WEA, effective May 22, 2013. The Board of WEA has appointed Kenneth D. Fuller as a new Trustee of WEA, effective May 22, 2013.

Additionally, the Board of each Fund has appointed Mr. Fuller as the Chief Executive Officer and President of each Fund.

Mr. Abeles is Senior Vice President, Finance and Chief Financial Officer of University of Southern California (since 2009); formerly, Director of Hanmi Financial Corporation and Hanmi Bank (2008-2009).

Mr. Fuller is a Managing Director of Legg Mason & Co., LLC (“Legg Mason & Co.”) (since 2013); Officer and/or Director/Trustee of 162 funds associated with Legg Mason Partners Fund Advisor, LLC (“LMPFA”) (since 2013); President and Chief Executive Officer of LM Asset Services, LLC (formerly a registered investment adviser) (since 2013); formerly, Senior Vice President of LMPFA (since 2012); formerly, Director of Legg Mason & Co. (2012 to 2013); formerly, Vice President of Legg Mason & Co. (2009 to 2012); formerly, Vice President of T. Rowe Price Associates (1993 to 2009), as well as Investment Analyst and Portfolio Manager for certain asset allocation accounts (2004 to 2009). Effective June 1, 2013, Mr. Fuller will become President and Chief Executive Officer of LMPFA.

An investment in a Fund involves risk, including loss of principal. Investment return and the value of shares will fluctuate. Any data and commentary provided in this press release are for informational purposes only. Legg Mason, Inc. and its affiliates do not engage in selling shares of the Funds.

For more information, please call Investor Relations: 888-777-0102, or consult the Funds’ web site at www.lmcef.com.

Media Contact: Maria Rosati-(212)-805-6036, mrosati@leggmason.com